Exhibit 99.1

LIFETIME BRANDS COMMENTS ON LINENS 'N THINGS CHAPTER 11 FILING

GARDEN CITY, N.Y., May 2, 2008 – Lifetime Brands, Inc. (Nasdaq NM: LCUT) today announced that it expects the Chapter 11 filing by Linens ‘n Things, Inc. (“Linens”) to have no material impact on Lifetime’s financial condition.

Jeffrey Siegel, Lifetime’s Chairman, President and Chief Executive Officer, commented, “Since mid-2007, we have utilized trade credit risk protection to offset the financial risk of a Chapter 11 filing by Linens. As a result, we expect that today’s filing will have no material impact on Lifetime.”

About Lifetime Brands, Inc.

Lifetime Brands is North America’s leading resource for nationally branded kitchenware, tabletop and home décor products. The Company markets its products under many of the industry’s best known brands, including KitchenAid®, Farberware®, Pfaltzgraff®, Cuisinart®, Block® China and Crystal, Calvin Klein®, CasaModa®, Cuisine de France®, Gorham®, Hoffritz®, International® Silver, Joseph Abboud™, Kamenstein®, Kirk Stieff®, Lisa Jenks®, Melannco®, Nautica®, Pedrini®, Roshco®, Sabatier®, Sasaki®, Towle® Silversmiths, Tuttle®, Wallace®, :USE® and Vasconia®. Lifetime’s products are distributed through most major retailers in North America. The Company owns a 30% stake in Ekco SAB, Mexico’s largest housewares company.

The information herein contains certain forward-looking statements including statements concerning the Company’s future prospects. These statements involve risks and uncertainties, including risks relating to general economic conditions and risks relating to the Company’s operations, such as the risk of loss of major customers and risks relating to changes in demand for the Company’s products, as detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

COMPANY CONTACT:	INVESTOR RELATIONS:
Christian G. Kasper	Harriet Fried
Senior Vice President	Lippert/Heilshorn & Assoc.
(516) 203-3590	(212) 838-3777
chris.kasper@lifetimebrands.com	hfried@lhai.com